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                                                                     Exhibit 5.1


                          GOODWIN, PROCTER & HOAR LLP

                               COUNSELLORS AT LAW
                                 EXCHANGE PLACE
                       BOSTON, MASSACHUSETTS 02109-2881

                                                        TELEPHONE (617) 570-1000
                                                       TELECOPIER (617) 523-1231

                               September 29, 1998

Gables Residential Trust
2859 Paces Ferry Road
Atlanta, Georgia 30339

Ladies and Gentlemen:

         This opinion is furnished in connection with the registration on Form S-3 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of 2,348,416 common shares of beneficial interest, par value $.01 per share (the "Redemption Shares"), of Gables Residential Trust, a Maryland real estate investment trust (the "Company"). The Redemption Shares may be issued by the Company if and to the extent that certain holders (the "Selling Shareholders") of units of limited partnership ("Units") in Gables Realty Limited Partnership (the "Operating Partnership") tender such Units to the Operating Partnership for redemption and the Company exercises its contractual right to acquire such tendered Units for Redemption Shares.

         In connection with rendering this opinion, we have examined the Amended and Restated Declaration of Trust and Second Amended and Restated Bylaws of the Company, each as amended to date; such records of the corporate proceedings of the Company as we deemed material; and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such copies and the authenticity of telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or representatives or officers thereof.

         We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and The Commonwealth of Massachusetts and the Maryland General Corporation Law.


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                          GOODWIN, PROCTER & HOAR LLP

Gables Residential Trust
September 29, 1998
Page 2


         Based upon the foregoing, we are of the opinion that when the Redemption Shares being registered for the account of the Selling Shareholders have been duly issued and exchanged for Units tendered to the Operating Partnership for redemption by the Selling Shareholders as contemplated by the Registration Statement, such Redemption Shares will be validly issued, fully paid and nonassessable.

         The foregoing assumes that all requisite steps were taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us with respect to this opinion under the heading "Legal Matters" in the Prospectus which is a part of such Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                             Very truly yours,

                                             /s/ GOODWIN, PROCTER & HOAR LLP

                                             GOODWIN, PROCTER & HOAR LLP